China BAK Reports Fourth Quarter and Fiscal Year 2011 Financial Results

SHENZHEN, China – Dec 7, 2011/PRNewswire-Asia/ – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2011.

Recent Achievements and Highlights

  Gross margin improved to 13.4% in the fourth quarter of fiscal 2011 from gross margin of 7.6% in the previous quarter and of 9.5% in the same period in fiscal 2010

  Cash flow from operating activities in the fourth quarter 2011 and fiscal 2011 significantly improved year over year

  In September 2011, the Company’s Shenzhen facility entered into a strategic cooperation program for electric vehicle development with Hua-chuang Automobile Information Technical Center Co., Ltd. (“HAITEC”), a subsidiary of Yulon Group, Taiwan’s largest automaker

  In late September 2011, China BAK launched the first single battery and first battery module for use in Electric Vehicles (EVs)

  In November 2011, the Company was recognized as the “National-certified Enterprise Technology Center” at the China Hi-Tech Fair 2011

Fourth Quarter Fiscal Year 2011 Financial Results

Net revenues for the fourth quarter were $61.6 million, up 30.7% from $47.1 million last quarter and up 10.8% from $55.6 million for the same period in fiscal 2010.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $47.2 million, up 83.1% from $25.8 million last quarter and up 9.5% from $43.1 million for the same period in fiscal 2010.

Revenues from cylindrical cells, used in notebook computers, certain electronic devices and electric vehicles, were $10.2 million, down 41.0% from $17.3 million sequentially and up 14.6% from $8.9 million for the same period in fiscal 2010. The decline in cylindrical cells was mainly attributable to the decline in average sales price as a result of the flat growth in market demand for traditional laptops.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $3.0 million, up 50.2% from $2.0 million in the last quarter and up 2.1% from $3.0 million in the same period in fiscal 2010.

Revenues from high-power lithium battery cells, used in electric bicycles, other electric vehicles, power tools, and uninterruptible power supplies, and other applications manufactured at the  Company's Tianjin facility, were $1.2 million, down 42.9% from last quarter and up 86.4% from the same period in fiscal 2010.

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Gross profit for the fourth quarter of fiscal year 2011 was $8.3 million, compared to gross profit of $3.6 million last quarter and gross profit of $5.3 million in the same quarter of last year. Gross margin for the fourth quarter of fiscal 2011 increased to 13.4% from 9.5% in the year ago period.

Operating expenses totaled $13.5 million, or 21.9% of revenue, in the fourth quarter compared to $8.9 million, or 18.9% of revenue, in the last quarter and $12.6 million, or 22.7% of revenue, in the fourth quarter of fiscal 2010. Operating expenses in the fourth quarter of fiscal 2011 include an impairment charge of $6.5 million, compared with an impairment charge of $2.0 million in the fourth quarter of 2010. Research and development expenses were $1.9 million, or 3.0% of revenue, as compared to $1.8 million, or 3.9% of revenue in the last quarter and $1.9 million, or 3.4% of revenue in the same quarter of fiscal 2010. Sales and marketing expenses were $2.0 million, or 3.3% of revenue compared to $2.0 million, or 4.3% of revenue in the last quarter and $2.5 million, or 4.6% of revenue in the same quarter of fiscal 2010. General and administrative expenses were $3.1 million, or 5.0% of revenue compared to $5.1 million, or 10.7% of revenue in the last quarter and $6.2 million or 11.2% of revenue in the same quarter of fiscal 2010.

Operating loss for the fourth quarter was $5.2 million compared to $5.3 million in the last quarter and $7.3 million in the same quarter of fiscal 2010.

Net loss was $9.6 million, or diluted loss per share of $0.15, in the fourth quarter of fiscal 2011 compared to a net loss of $7.2 million, or diluted loss per share of $0.12, in the last quarter and net loss of $8.6 million, or diluted loss per share of $0.14, in the same quarter of fiscal 2010.

Fiscal Year 2011 Financial Results

For fiscal year 2011, net revenues were $219.0 million, up 1.9% from $214.8 million in fiscal 2010. Gross profit was $26.3 million or 12.0% of net revenues, up 16.1% from $22.7 million or 10.6% of net revenues for fiscal 2010. Operating loss was $14.2 million compared to $27.8 million in fiscal 2010. Net loss was $24.5 million, or diluted loss per share of $0.39, compared to a net loss of $32.8 million, or diluted loss per share of $0.53, in fiscal 2010.

Financial Condition

On September 30, 2011 China BAK had $24.9 million in cash and cash equivalents. For the fourth quarter of fiscal year 2011, Days Sales Outstanding (DSO) decreased to 116 days from 155 days last quarter and Days Sales of Inventory decreased to 123 days from 151 days last quarter. Short-term bank loans and long-term bank loans totaled $178.2 million, as compared to $176.1 million on June 30, 2011. Shareholders’ equity totaled $135.3 million. China BAK had $59.5 million available for borrowing under its credit facilities. The Company generated $35.3 million in cash flow from operating activities in fiscal year 2011.

Business Outlook

“We reported positive operating cash flow for fiscal 2011, reflecting continued progress in our turnaround plan. We are encouraged by the rapid growth in the EV market and plan to expand the application of our products in this area. We also continue to strive to implement cost control measures to improve our margins and achieve profitability,” commented Mr. Ke Marcus Cui, CFO of China BAK.

“Over the past ten years, China BAK saw tangible results from its efforts to develop into a rising supplier to China’s EV battery cell industry while maintaining its position as a leading battery cell manufacturer for China’s cellular phone market. We are confident in our ability to achieve strong revenue growth from the introduction of new products and expansion into new applications,” commented Mr. Xiangqian Li, CEO of China BAK.

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Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Wednesday, December 7, 2011 to discuss results for the fourth quarter and Fiscal Year 2011 ended September 30, 2011. Joining Xiangqian Li, China BAK's Chairman, President and Chief Executive Officer on the call will be Ke Marcus Cui, Chief Financial Officer, and Huanyu Mao, Director and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 659-295. If you are unable to participate in the call at this time, a replay will be available from 11:00 a.m. ET on Wednesday, December 7, 2011 through 11:00 a.m. ET, Wednesday, December 21, 2011. To access the replay, please dial 866-572-7808. International callers should dial 852-3012-8000. The pass code for the replay is 659-295. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will also be available after the call on China BAK’s website for a period of one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

China BAK Battery, Inc.
Mr. Ke Marcus Cui
Chief Financial Officer
E-mail: ir@bak.com.cn

Ms. Tracy Li
Investor Relations Officer
Tel: 86-755-89770093
E-mail: ir@bak.com.cn

CCG Investor Relations
Mr. Roger Ellis
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

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 -Financial Tables Follow-

Table 1

China BAK Battery, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months and Fiscal Years Ended September 30, 2011 and 2010
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Net Revenues	$61,582	$55,594	$218,953	$214,803
Cost of revenues	(53,316)	(50,286)	(192,649)	(192,140)
Gross profit	8,266	5,308	26,304	22,663

Operating expenses:
Research and development expenses	(1,871)	(1,875)	(7,287)	(7,398)
Sales and marketing expenses	(2,027)	(2,536)	(8,542)	(8,857)
General and administrative expenses	(3,060)	(6,253)	(18,130)	(27,137)
Impairment charge	(6,517)	(1,981)	(6,517)	(7,038)
Total operating expenses	(13,475)	(12,645)	(40,476)	(50,430)

Operating loss	(5,209)	(7,337)	(14,172)	(27,767)
Finance costs, net	(2,766)	(2,640)	(10,829)	(9,006)
Government grant income	411	221	1,454	714
Other (expense) / income	(369)	(46)	312	(78)
Loss before income taxes	(7,933)	(9,802)	(23,235)	(36,137)

Income tax (expense) / benefit	(1,618)	1,224	(1,302)	3,354
Net loss	$(9,551)	$(8,578)	$(24,537)	$(32,783)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	2,393	2,193	7,794	3,219
Comprehensive loss	$(7,158)	$(6,385)	$(16,743)	$(29,564)

Net loss per share:
-Basic	$(0.15)	$(0.14)	$(0.39)	$(0.53)
-Diluted	$(0.15)	$(0.14)	$(0.39)	$(0.53)

Weighted average shares outstanding:
-Basic	63,093	62,890	62,945	62,438
-Diluted	63,093	62,890	62,945	62,438

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Table 2

China BAK Battery, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2011 and 2010

(Amounts in thousands)

	As of September 30,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$24,858	$22,589
Pledged deposits	5,726	9,426
Trade accounts receivable, net	88,261	86,198
Inventories, net	67,141	64,048
Prepayments and other receivables	5,242	5,513
Deferred tax assets	6,001	6,888
Total current assets	197,229	194,662

Property, plant and equipment, net	243,238	228,885
Lease prepayments, net	32,731	31,924
Intangible assets, net	295	184
Deferred tax assets	1,749	1,680
Total assets	$475,242	$457,335
Current liabilities
Short-term bank loans	$139,706	$137,418
Current maturities of long-term bank loans	23,495	11,956
Accounts and bills payable	118,423	93,725
Accrued expenses and other payables	20,976	22,411
Total current liabilities	302,600	265,510

Long-term bank loans, less current maturities	14,975	29,890
Other long-term loan	2,457	-
Deferred revenue	7,456	7,353
Other long-term payables	11,732	3,431
Deferred tax liabilities	748	718
Total liabilities	339,968	306,902

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized;
63,612,526 and 63,816,276 issued and outstanding as of
September 30, 2010 and 2011 respectively	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	126,135	124,551
Statutory reserves	7,645	7,315
Accumulated deficit	(44,410)	(19,542)
Accumulated other comprehensive income	35,805	28,010
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	135,274	150,433
Total liabilities and shareholders’ equity	$475,242	$457,335

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Table 3 China BAK Battery, Inc. and Subsidiaries Consolidated Statements of Cash Flows For the Three Months and Fiscal Years Ended September 30, 2011 and 2010 (Amounts in thousands)
	Three Months Ended September 30,		Years Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(9,551)	$(8,578)	$(24,537)	$(32,783)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,359	5,143	18,628	18,405
(Recovery of) / provision for doubtful debts	(1,580)	1,336	1,911	10,441
(Recovery of) / provision for obsolete
inventories	(1,562)	(717)	(1,807)	4,719
Share-based compensation	317	1,420	1,584	3,780
Deferred income taxes	1,650	(742)	1,231	(4,043)
Impairment charge	6,517	1,981	6,517	7,039
Deferred revenue	(62)	(59)	(244)	(235)
Exchange loss	1,365	614	1,424	1,328
Gain on disposal of property, plant and equipment	(2)	-	(471)	-
Changes in operating assets and liabilities:
Trade accounts receivable	(14,564)	(6,688)	(157)	(11,067)
Inventories	14,286	2,321	2,089	(1,934)
Prepayments and other receivables	65	98	473	(1,390)
Accounts and bills payable	9,097	10,173	20,032	(1,105)
Accrued expenses and other payables	(735)	(1,825)	8,645	637
Net cash provided by / (used in) operating activities	$9,600	$4,477	$35,318	$(6,208)

Cash flow from investing activities
Purchases of property, plant and equipment	(4,994)	(3,000)	(31,520)	(23,238)
Purchases of intangible assets	(177)	-	(181)	(14)
Proceeds from disposal of property, plant and equipment	32	-	656	-
Net cash used in investing activities	$(5,139)	$(3,000)	$(31,045)	$(23,252)

Cash flow from financing activities
Proceeds from borrowings	26,118	3,300	165,712	193,153
Repayment of borrowings	(23,796)	(6,660)	(172,642)	(212,180)
Decrease / (increase) in pledged deposits	928	(6)	4,130	21,877
Proceeds from issuance of capital stock, net	-	-	-	19,616
Net cash provided by / (used in) financing activities	$3,250	$(3,366)	$(2,800)	$22,466

Effect of exchange rate changes on cash and cash equivalents	48	(397)	797	(1,095)
Net increase / (decrease) in cash and cash equivalents	7,759	(2,286)	2,270	(8,089)
Cash and cash equivalents at the beginning of the period	17,099	24,875	22,588	30,678
Cash and cash equivalents at the end of the period	$24,858	$22,589	$24,858	$22,589

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